PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 46 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                           February 11, 1998
                                                                Rule 424(b)(3)
                   Morgan Stanley, Dean Witter, Discover & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                             -----------------------


     The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

     Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.


Principal Amount:          $26,000,000

Maturity Date:             February 11, 2000; provided
                           that if such day is not a Business
                           Day, the payment of principal
                           and interest will be made on the
                           next succeeding Business Day,
                           and no interest on such payment
                           shall accrue for the period from
                           and after the Maturity Date

Interest Accrual
   Date:                   February 17, 1998

Interest Payment
   Dates:                  Each February 11, May 11,
                           August 11 and November 11,
                           commencing May 11, 1998;
                           provided that the final Interest
                           Payment Date will be the
                           Maturity Date.  If any such day
                           (other than the Maturity Date) is
                           not a Business Day, such
                           Interest Payment Date will be
                           the next succeeding Business
                           Day, except that if such
                           Business Day is in the next
                           succeeding calendar month,
                           such Interest Payment Date
                           shall be the next preceding day
                           that is a Business Day

Initial Interest Rate:     To be determined two London
                           Banking Days prior to the date
                           of issuance

Base Rate:                 LIBOR

Index Maturity:            3 Month

Spread (Plus or Minus):    Plus 0.04% per annum

Index Currency:            U.S. Dollars
Interest Payment
   Period:                 Quarterly

Specified Currency:        U.S. Dollars

Issue Price:               100.00%

Settlement Date
   (Original Issue Date):  February 17, 1998

Initial Interest Reset
   Date:                   May 11, 1998, or if such day is
                           not a Business Day, the next
                           succeeding Business Day, except
                           that if such Business Day is in
                           the next succeeding calendar
                           month, such Initial Interest
                           Reset Date shall be the next
                           preceding day that is a Business
                           Day

Interest Reset Dates:      Same as Interest Payment Dates

Interest Reset Period:     Quarterly

Interest Determination
   Dates:                  Two London Banking Days
                           prior to each Interest Reset Date

Reporting Service:         Telerate (Page 3750)

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Calculation Agent:         The Chase Manhattan Bank

Minimum Denomination:      $1,000

CUSIP:                     61745ELR0

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER